                                  Exhibit 10.28

                                             Confidential Treatment Requested
                                      Under 17 C.F.R. Sections 200.80 (b)(4),
                                                           200.83 and 230.406

***Indicates omitted material that is the subject of a confidential treatment request filed separately with the Commission.

                                LICENSE AGREEMENT

     AGREEMENT effective on the date of the last signature hereon, by and between YALE UNIVERSITY, a corporation organized and existing under and by virtue of a charter granted by the general assembly of the Colony and State of Connecticut and located in New Haven, Connecticut ("YALE"), and Gene Logic, Inc. a corporation organized and existing under the laws of the State of Delaware, and with principal offices located at Columbia, MD ("LICENSEE").

                                  WITNESSETH:

     WHEREAS, in the course of research conducted under YALE auspices, Sherman Weissman a faculty member of the YALE School of Medicine and Dr. Yatindra Prashar, Dr. Girish N. Nallur and Dr. Namadev Baskaran (the four collectively the "INVENTORS"), have produced inventions entitled [***]; and [***]; and [***]; and

     WHEREAS, pursuant to an assignment by the INVENTORS to YALE of all the right, title and interest in and to the INVENTIONS and any patents resulting therefrom, YALE is the owner of the INVENTIONS, subject to rights reserved by the U.S. government; and

     WHEREAS, Licensee wishes to obtain a license to the INVENTIONS and any patents resulting therefrom, and YALE is willing to grant such a license to LICENSEE subject to the terms and conditions hereof;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained the parties agree as follows:

                            Article I  Definitions

As used in this Agreement, the following terms shall be defined as set forth below:

     1.1 The "INVENTIONS" shall mean the inventions described in [***], incorporated herein by reference.

     1.2 "LICENSED PATENTS" shall mean any United States or foreign patent(s) owned, in whole or in part, by YALE during the term of this Agreement and containing

                       CONFIDENTIAL TREATMENT REQUESTED
claims substantially the same as those of [***] covering the Inventions; together with any continuations, continuations-in-part, divisional or substitute patents, any reissues or re-examinations of any such applications or patents, and any extension of any such patents.

     1.3 "LICENSED PRODUCTS" shall mean any products whose manufacture, use or sale, or any service provided to clients which would, in the absence of this agreement, infringe a claim of the LICENSED PATENTS.

     1.4 "NET SALES" shall mean gross sales of the LICENSED PRODUCTS invoiced by LICENSEE less delivery or shipping costs if separately invoiced and less credits or allowances, if any, on account of rejections or returns of LICENSED PRODUCTS previously sold. LICENSED PRODUCTS shall be deemed to have been sold when delivered or shipped, invoiced, or when paid for, whichever is earliest. In the event that LICENSEE shall transfer LICENSED PRODUCTS to a company owned or controlled by or affiliated with LICENSEE and such company retransfers the LICENSED PRODUCTS to a third party within one year of its receipt, then the price charged by the affiliated company to third parties, shall be included in LICENSEE's gross sales. If such affiliated company does not retransfer LICENSED PRODUCTS within one year, then the higher of) the price charged by LICENSEE to such affiliate company or ii) the average price charged by LICENSEE to third party customers during such year or in the absence of sales to third party customers, the fair market price for the LICENSED PRODUCTS, shall be included in LICENSEE's gross sales. In the event that a LICENSED PRODUCT under the Agreement is sold in a combination package or kit containing other active products, then NET SALES or purposes of determining royalty payments on the combination package shall be calculating by apportionment of the sales price of the package to each of its components, royalty payments being due on that fraction which is a LICENSED PRODUCT.

     1.5 "EARNED ROYALTIES" means royalties paid or payable by LICENSEE to YALE.

     1.6 "ROYALTY YEAR" shall mean each twelve month period commencing January 1 and ending December 31 during the term of this Agreement, as defined in Article III, below. For the first year of this Agreement, the ROYALTY YEAR shall be the period of time between the signing of the Agreement and December 31, 1996.

     1.7 "QUARTER YEAR" shall mean the three-month periods ending March 31, June 30, September 30 and December 31 of each Royalty Year.

     1.8  "LICENSEE" shall include Gene Logic, Inc. and;

                       CONFIDENTIAL TREATMENT REQUESTED

          (a) an organization of which fifty percent (50%) or more Of the voting stock is controlled or owned directly or indirectly by Gene Logic, Inc.;

          (b) an organization which directly or indirectly owns or controls fifty percent (50%) or more of the voting stock of Gene Logic, Inc.

          (c) an organization, the majority ownership of which is directly or indirectly common to the majority ownership of Gene Logic Inc.

     1.9 SUBLICENSE ROYALTIES shall mean payments made to LICENSEE by any company to which LICENSEE has given the right to exploit any technology for the analysis of gene expression or transcription factor identification or to sell products developed through the utilization of any such technology.

                         Article II  Grant Of License

2.1 YALE hereby grants to LICENSEE, under the LICENSED PATENTS and other intellectual property rights of YALE, subject to all the terms and conditions of this Agreement, a non-transferable exclusive worldwide license, with the right to sublicense, for the term defined by ARTICLE III to make, have made, use, sell and practice the INVENTION, subject to rights required to be granted to the U.S. Government.

2.2 YALE shall retain the right to make, use and practice the Invention for its own non-commercial research purposes. In the event of an invention being made during the course of research at Yale, exercising this right, Yale shall promptly notify Licensee. Licensee shall be granted an exclusive option for a period of ninety days from first notification, in which to negotiate reasonable terms and conditions from Yale for an exclusive license to the new invention.

                       Article III  Term Of License

     The term of the LICENSE granted hereunder shall commence upon the signing hereof and shall continue for the life of any applicable patents, and any license granted hereunder shall expire on a country by country basis when the last to expire patent in such country expires.

                           Article IV  Royalties

     As consideration for the rights granted hereunder, LICENSEE shall make the following payments to YALE:

     4.1  LICENSEE shall pay to YALE:

          (a) an initial fixed royalty of Thirty five Thousand U.S. Dollars ($35,000), within thirty (30) days of the execution of this Agreement. Such payment shall be separate from and not be credited against any future EARNED ROYALTIES.

          (b) [***] of all [***] paid to Gene Logic, Inc. by collaborators less payments made to Gene Logic, Inc. to cover research costs related to the collaboration, provided however that suitable documentation is made available to YALE to justify the exclusion pursuant to Article VI below.

     4.2 In addition, LICENSEE shall pay to YALE EARNED ROYALTIES of NET SALES of LICENSED PRODUCTS, of [***] of NET SALES; and [***] of SUBLICENSE ROYALTIES paid to Gene Logic, Inc.

     4.3 EARNED ROYALTIES shall be payable by LICENSEE on any LICENSED PRODUCTS during the period that any LICENSED PATENT remains pending or effective in any applicable country. In the event that a LICENSED PATENT lapses or if all of its claims are finally declared invalid by a non-appealable decision of a court of competent jurisdiction through no fault or cause of LICENSEE, the obligation to pay royalties under that LICENSED PATENT shall terminate but this Agreement shall remain in effect as to the remaining LICENSED PATENTS or claims thereunder.

     4.4 Notwithstanding anything else in this Agreement, in the event that the manufacture, sale or commercialization of a LICENSED PRODUCT requires LICENSEE'S obtaining rights to or under any third party patents, then the royalty rates set forth in this Article IV shall be reduced by an amount equal to the LICENSEE'S payments to any such third parry provided that in no event shall the royalties to be paid under this Article 1V be reduced to less than [***] of what they would have been in the absence of the section 4.4.

                      Article V   Payments And Report

     5.1 (a) Within thirty (30) days after the end of each QUARTER YEAR, LICENSEE shall furnish to YALE a written report setting forth the NET SALES, and the EARNED ROYALTIES payable, accompanied by full payment of such EARNED ROYALTIES due to Yale under 4.1(a) above.

               (b) Within thirty (30) days after the end of each YEAR. LICENSEE shall furnish to YALE a written report setting forth the NET REVENUES, research expenditures, accompanied by full payment of such fees due to Yale under 4.1 (b) above.

                       CONFIDENTIAL TREATMENT REQUESTED

     5.2 The reports required by this Article VI shall be certified by an officer of LICENSEE to be correct to the best of LICENSEE's knowledge and information. Each report shall be accompanied by LICENSEE's payment of the full amount due, less any taxes required by a governmental agency to be withheld therefrom; provided, however, that YALE shall have the right to contest any such taxes and LICENSEE shall provide reasonable assistance with respect thereto. All royalties shall be paid to YALE in U.S. dollars, and in full. in the event that conversion from foreign currency is required in calculating a royalty payment hereunder, the exchange rate used shall be the rate in effect at the end of the last business day of the month just prior to the date payment is required to be made hereunder as published in the Wall Street Journal. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, LICENSEE shall give YALE prompt notice in writing and shall pay the royalty or other amounts due through such means or methods as are lawful in such country as YALE may reasonably designate.

     5.3 If this Agreement should be terminated at any time other than at the end of a QUARTER YEAR or ROYALTY YEAR, the last report and payment shall be made within sixty (60) days after the effective date of such termination, and shall include any EARNED ROYALTIES prorated to the date of termination. If the amount of LICENSEE's existing inventory of LICENSED PRODUCTS which had been manufactured but not sold up to the date of termination exceeds a thirty
(30) day supply, LICENSEE shall provide YALE with a report setting forth the amount of such inventory at the date of termination, and may elect to continue to render QUARTER YEAR reports on the sales of such existing inventory and to make payments as though the Agreement were still in effect; provided, however, that in any event, LICENSEE shall complete payment of EARNED ROYALTIES thereon within one year from the effective date of termination.

                     Article VI   Books And Records

   LICENSEE, its affiliates and its Sublicensees shall keep and maintain complete and accurate records and books of account in sufficient detail and form so as to enable verification of Earned Royalties payable by LICENSEE hereunder. Such records and books of account shall be maintained for a period of no less than three (3) years following the HALF YEAR to which they pertain. LICENSEE shall permit such records and books of account to be examined by YALE or YALE's duly appointed agent, to the extent necessary for Yale to verify the amount of royalties payable. Such examination shall be at YALE's expense, during normal business hours, and upon ten (10) days' prior written notice to LICENSEE.

                       Article VII   Patent Protection

     7.1 It is understood as that of the date hereof no patent protection exists in the United States or any foreign country but only the potential to realize the same.

     7.2 LICENSEE shall be responsible for all costs of prosecution and maintenance of all U.S. patents and patent applications covering the INVENTION incurred after the date of this Agreement, including without limitation attorney's fees, taxes, annuities, working fees, maintenance fees, and renewal and extension charges, and shall, at YALE's option, either punctually pay such costs directly or punctually reimburse YALE for such costs. Any and all such U.S. patent applications and patents resulting therefrom shall remain the property of YALE.

     7.3 LICENSEE at LICENSEE's expense, shall prepare and file foreign patent applications covering the INVENTION in such foreign countries as are determined by LICENSEE and agreed to by YALE. Any and all such foreign patent applications and patents resulting therefrom shall remain the property of YALE. LICENSEE shall be responsible for all costs of prosecution and maintenance of all such foreign patents and patent applications, including without limitation attorney's fees, taxes, annuities, working fees, maintenance fees, and renewal and extension charges, and shall punctually pay all such costs directly on behalf of both parties. If LICENSEE does not agree to bear the expenses of filing patent applications or continuing prosecution in any foreign countries in which YALE wishes to obtain or maintain patent protection, then YALE may file and/or prosecute such application at its own expense, and YALE may terminate LICENSEE's license to the LICENSED PATENTS in such foreign country or countries.

     7.4 All U.S. and foreign patent applications relating to the INVENTION shall be prepared, prosecuted, filed and maintained by independent patent counsel chosen and engaged by LICENSEE and approved by YALE. For U.S. patent applications, LICENSEE shall retain substantive control of and responsibility for direct prosecution, however no modifications to the original patent applications may be made without written approval by YALE. For foreign patent applications, LICENSEE shall have substantive control of and responsibility for direct prosecution. In any case, YALE and LICENSEE shall instruct patent counsel to keep both YALE and LICENSEE fully informed of the progress of all U.S. and foreign patent applications and patents, and to give the party that is not directing prosecution reasonable opportunity to comment on the type and scope of useful claims and the nature of supporting disclosure. YALE will not finally abandon any patent application for which LICENSEE is bearing expenses without LICENSEE's consent. The party directing prosecution shall have no liability to the other party for damages, whether direct, indirect, incidental, consequential or otherwise, allegedly arising from its good faith decisions, actions and omissions in connection with such prosecution, except as provided in Article VII.

     7.5 LICENSEE shall apply, and shall require sublicensees to apply, the patent marking notices required by the law of any country where LICENSED PRODUCTS are made, sold or used, to the extent feasible and practical, and in accordance with the applicable patent laws of that country.

               Article VIII   Due Diligence in Commercialization

     LICENSEE shall conduct research, development, manufacturing or sublicense programs, as appropriate, directed toward expeditious commercialization of technology based on the Invention, and make annual reports to YALE of progress in these programs, which reports to be held in confidence by YALE. If in YALE's reasonable judgment taking into account the normal course of such programs conducted with sound and reasonable business practices, LICENSEE has failed to conduct such programs for any period of six months after the Effective Date, YALE may request a plan from LICENSEE indicating its schedule for reinstituting such a program. If LICENSEE fails to provide a satisfactory plan to YALE within thirty (30) days, YALE shall have the right to terminate this Agreement.

                   Article IX   Infringement and Litigation

     9.1 LICENSEE shall have the sole obligation to defend the LICENSED PATENTS against infringement or interference by other parties in any country in which a LICENSED PATENT is in effect hereunder, including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement or interference. LICENSEE may settle any such actions solely at its own expense and through counsel of its selection; provided, however, that YALE shall be entitled in each instance to participate through counsel of its selection and at its own expense. YALE shall have no obligation or responsibility with respect to any such actions unless legally required to participate, except to provide reasonable assistance to LICENSEE as requested, and LICENSEE shall reimburse YALE for YALE's out-of-pocket expenses in connection with any such requested assistance. LICENSEE shall bear the expenses of such actions and shall obtain all benefits in the recoveries, if any, whether by judgment, award, decree or settlement, the excess of such recoveries over such expenses shall be included in LICENSEE's NET SALES. In the event LICENSEE fails to initiate and pursue or participate in such legal action, YALE shall have the right to initiate legal action to uphold the LICENSED PATENTS against third parties in any country in which a LICENSED PATENT is in effect. LICENSEE shall have no legal or contractual obligation to YALE for its failure to initiate or participate in any such legal action, except that YALE may terminate in such a country any then existing exclusive license granted to LICENSEE hereunder.

     9.2 Each party shall promptly notify the other in writing in the event that a third party shall bring a claim of infringement against YALE or LICENSEE, either in the United States or in any foreign country in which there is a LICENSED PATENT. If the alleged infringement is so substantial as to threaten the competitive position of LICENSEE and/or LICENSEE is temporarily enjoined from exercise of its license hereunder, and if YALE elects not to defend against such claim and not to obtain a license to permit LICENSEE to exercise its license free of such claim, then LICENSEE may in its own name and at its sole expense defend such claim and may compromise, settle or otherwise pursue such defense in such a manner and on such terms as LICENSEE shall see fit. YALE, at its own expense and through counsel of its selection may become a party to such defense and/or settlement and compromise. In any event, YALE shall have the right to defend, at its own expense, any such third party claim or action and to settle or compromise the same in such manner as its shall see fit. LICENSEE may participate in such litigation or claim on its behalf at its own expense.

     9.3 In the event LICENSEE is permanently enjoined from exercising its license rights granted hereunder pursuant to an infringement action brought by a third party, or if both LICENSEE and YALE elect not to undertake the defense or settlement of such a claim of alleged infringement for a period of six months from notice of such claim or suit, then LICENSEE shall have the right to terminate this Agreement with respect to the infringing patent claims following thirty (30) days' written notice to YALE and in accordance with the terms of Article XI hereof.

                      Article X  Use of Yale's Name

     LICENSEE shall not use the name "Yale" or "Yale University" for any purpose without prior written consent obtained from YALE in each instance.

                        Article XI   Termination

     11.1 YALE may terminate this Agreement following thirty (30) days written notice to LICENSEE in the event LICENSEE:

               (i) fails to make, within the sixty (60) day period set by the notice, any payment which is due and payable pursuant to this Agreement and has been in arrears for more than one (1) month; or

               (ii) commits a material breach of any other obligation of this Agreement which is not cured (if capable of being cured) within the thirty
(30) day period set by the notice; or

               (iii) becomes insolvent or, a petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for ninety (90) days; or makes a general assignment for the benefit of creditors, or a receiver is appointed for LICENSEE, and LICENSEE does not return to solvency before the expiration of said thirty (30) day period set by the notice; or

               (iv) fails to exercise due diligence in bringing the LICENSED PRODUCTS to market in accordance with Article VIII.

     11.2 LICENSEE shall be entitled to terminate this Agreement upon thirty
(30) days advance written notice to YALE, in the event of YALE's material breach of any of the provisions of this Agreement, which breach is not cured (if capable of being cured) within the thirty (30) day period set by the notice, or if the conditions of Section 9.3 apply.

     11.3 Upon termination of this Agreement and except as otherwise expressly provided herein, all licenses granted to LICENSEE under the terms of this Agreement and, at YALE's option, any Sublicenses granted by LICENSEE, shall terminate and LICENSEE must return to YALE all materials containing the INVENTION; provided, however, that LICENSEE shall have the right for one year thereafter to dispose of all LICENSED PRODUCTS then in its inventory, and shall pay EARNED ROYALTIES thereon, in accordance with the provisions of
Article IV, as though this Agreement had not terminated.

     11.4 Termination of this Agreement shall not affect any rights or obligations accrued prior to the effective date of such termination and specifically LICENSEE's obligation to pay all EARNED ROYALTIES specified by
Article IV.

     11.5 The rights provided in this Article XI shall be in addition and without prejudice to any other rights which the parties may have with respect to any breach or violations of the provisions of this Agreement.

     11.6 Waiver by either party of a single default or breach or of a succession of defaults or breaches shall not deprive such party of any right to terminate this Agreement pursuant to the terms hereof upon the occasion of any subsequent default or breach.

          Article XII   No Warranties; Indemnification; Insurance

     12.1 YALE makes no representations or warranties that any LICENSED PATENT is valid, or that the manufacture, use, sale or other disposal of the LICENSED PRODUCTS does not infringe upon any patent or other rights not vested in YALE.

     12.2 YALE DISCLAIMS ALL WARRANTIES WHATSOEVER, WITH RESPECT TO THE LICENSED PATENTS, THE INVENTION, AND THE LICENSED PRODUCTS, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO

THE MERCHANTABILITY OR FITNESS OF THE LICENSED PRODUCTS FOR A PARTICULAR PURPOSE and LICENSEE shall make no statements, representations or warranties whatsoever to any third parties which are inconsistent with such disclaimer by YALE.

     12.3 With the exception of infringement claims or actions covered by
ARTICLE IX, LICENSEE shall defend, indemnify and hold harmless YALE, its fellows, officers, employees, and agents, from and against any and all claims, demands, damages, losses and expenses of any nature (including attorney's fees), including, but not limited to death, personal injury, illness, property damage or products liability arising from or in connection with any of the following:

               (i) the use of LICENSEE of any method or process related to the LICENSED PATENTS; or

               (ii) any use, sale or other disposition on any of the LICENSED PRODUCTS by LICENSEE and/or other transferees or any statement, representation or warranty of LICENSEE or other transferees with respect thereto; or

               (iii)     the use of the LICENSED PRODUCTS by any person.

YALE shall reasonably cooperate with LICENSEE in defending any such claim. YALE shall be entitled to receive information regarding the status of any such matter and shall be entitled to retain counsel on its own behalf and at its sole expense, in addition to counsel retained by LICENSEE to defend YALE, if YALE is named party and if YALE is not satisfied with the defense provided by LICENSEE for any reason.

     12.4 Prior to commencement of any human trials of a Licensed Product by LICENSEE, or any Affiliate or Sublicensee, LICENSEE shall purchase and maintain in effect or shall require its sublicensees to purchase and maintain in effect a policy of products liability insurance covering all claims with respect to any LICENSED PRODUCTS manufactured or sold within the term of any license granted hereunder, which policy shall i) be in such form and amount of coverage and written by such company as YALE shall reasonably approve, ii) provide that such policy is primary and not excess or contributory with regard to other insurance YALE may have, iii) provide at least 30 days notice to YALE of cancellation-; and iv) include YALE and YALE's directors, officers and employees, as additional named insureds. LICENSEE shall furnish a certificate of such insurance to YALE on or before the date of first sale or use of any LICENSED PRODUCTS.

                           Article XIII   Notices

     Any notice required by this Agreement shall be sent by Registered or Certified U.S. Mail, or by telex or cable and shall be deemed delivered if sent to the following addresses of the respective parties or such other address as is furnished by proper notice to the other party:

FOR YALE:                              FOR LICENSEE:

Yale University                        Dr. Michael Brennan
Dr. Gregory Gardiner, Director         Gene Logic Inc.
Office of Cooperative Research         10150 Old Columbia Rd.
246 Church St., Ste 401                Columbia, MD 21046
New Haven, CT  06510

                      Article XIV   Laws and Regulations

     LICENSEE shall comply with all foreign and United States federal, state, and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the LICENSED PRODUCTS. In particular, LICENSEE shall be responsible for assuring compliance with all U.S. export laws and regulations applicable to this license and LICENSEE's activities hereunder.

                         Article XV   Miscellaneous

     15.1 Any delays in or failure by either party in performance of any obligations hereunder shall be excused if and to the extent caused by such occurrences beyond such party's reasonable control, including but not limited to such occurrences as acts of God, strikes or other labor disturbances, war, and other causes which cannot reasonably be controlled by the party who failed to perform.

     15.2 This Agreement may not be amended except by written agreement signed by both of the parties, and shall not be assigned by LICENSEE except upon the advance written consent of YALE. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and all prior representations and understandings are merged into and superseded hereby.

     15.3 This Agreement shall be governed by and in accordance with the laws of the state of Connecticut except where the federal laws of the United States are applicable and have precedence.

     15.4 The provisions of this Agreement shall be deemed separable. If any part of this Agreement is rendered void, invalid, or unenforceable, such shall not affect the validity or enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the entire Agreement as to either party.

     15.5 No rights or privileges provided in this Agreement except as provided in the right to sublicense, may be assigned by LICENSEE to any third party without the written permission of YALE.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their duly authorized representatives.

Yale University                        Gene Logic, Inc.



/s/ Gregory E. Gardiner                /s/ Michael Brennan
--------------------------------       --------------------------------
By:  Gregory E. Gardiner               By:  Michael Brennan
   -----------------------------          -----------------------------
     Director of Cooperative Res.           Chief Executive Officer


Date:     5/20/96                      Date:     5/22/96
     ---------------------------            ---------------------------